EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Ares Strategic Income Fund

(Name of Issuer)

Ares Strategic Income Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of
Filing Fee
Fees to Be Paid	$194,945,037.84 (1)	0.01476%	$28,773.89 (2)
Fees Previously Paid
Total Transaction Valuation	$194,945,037.84 (1)
Total Fees Due for Filing			$28,773.89 (2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$28,773.89 (2)

(1)	Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of July 31, 2024, of $27.44. This amount is based upon the offer to purchase up to 7,104,411 common shares of beneficial interest, par value $0.01 per share, of Ares Strategic Income Fund.
(2)	Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.